EXHIBIT 1

VPN.COM JV PARTNERS FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

To the Venturers
VPN.COM JV Partners

     We have audited the accompanying balance sheet of VPN.COM JV Partners (A Joint Venture) as of December 21, 1999 and the related statements of operations, Venturers' deficit and cash flows for the period from Inception (March 6, 1999) to December 21, 1999. These financial statements are the responsibility of the Joint venture's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VPN.COM JV Partners as of December 21, 1999 and the results of its operations and its cash flows for the period from Inception (March 6, 1999) to December 21, 1999, in conformity with generally accepted accounting principles.

     As disclosed in Note 5 to the financial statements, on December 22, 1999, E-Net Financial Corporation transferred all the assets of VPN.COM JV Partners to its subsidiary, City Pacific International USA, Inc. and dissolved the Venture. On January 13, 2000, City Pacific International USA, Inc. changed its name to VPNCOM.NET.Corporation. On March 1, 2000, E-Net Financial Corporation sold its subsidiary VPNCOM.NET.Corporation to E.G. Marchi, the owner of Market Ability, Inc. and sole proprietor of the management company, VPN Communications, Inc., LLC.


Kabani & Company, Inc.
Fountain Valley, California
March 17, 2000
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                               VPN.COM JV PARTNERS
                                  BALANCE SHEET
                                DECEMBER 21, 1999

                                     ASSETS

CURRENT ASSETS
   Accounts Receivable.........................................................................   $     6,555

PROPERTY & EQUIPMENT

   Office Furniture, Fixtures & Computers......................................................        40,235
   Less: Accumulated Depreciation..............................................................        (5,928)
         Total Property & Equipment............................................................        34,307
                                                                                                  -----------
   Total Assets ...............................................................................   $    40,862
                                                                                                  ===========


                               LIABILITIES AND VENTURERS' DEFICIT

CURRENT LIABILITIES

   Bank Overdraft..............................................................................   $       261
   Accounts Payable............................................................................        41,302
   Accrued expenses & other liabilities........................................................        44,532
   Note Payable................................................................................        53,416
                                                                                                  -----------
         Total Current Liabilities.............................................................       139,511
             VENTURERS' DEFICIT................................................................       (98,649)
                                                                                                  -----------
   Total Liabilities and Venturers' deficit....................................................   $    40,862
                                                                                                  ===========





    The accompanying notes are an integral part of these financial statements

                               VPN.COM JV PARTNERS
                             STATEMENT OF OPERATIONS
               FROM INCEPTION (MARCH 6, 1999) TO DECEMBER 21, 1999

REVENUE
Service revenue and product sales...........................................................   $     65,197

DIRECT EXPENSES
     Contract Labor.........................................................................         31,285
     Cost of product sold...................................................................         42,508
                                                                                               ------------
       Total Direct Costs...................................................................         73,793
                                                                                               ------------
Gross Loss..................................................................................         (8,596)
             GENERAL & ADMINISTRATIVE EXPENSES..............................................         98,154
                                                                                               ------------
Loss from Operations........................................................................       (106,750)
             OTHER EXPENSE..................................................................            899
                                                                                               ------------
             NET LOSS.......................................................................   $   (107,649)
                                                                                               ============








    The accompanying notes are an integral part of these financial statements

                               VPN.COM JV PARTNERS
                        STATEMENTS OF VENTURERS' DEFICIT
               FROM INCEPTION (MARCH 6, 1999) TO DECEMBER 21, 1999

Equity Contributed by the Venturers......................................................   $      9,000
Net Loss for the period..................................................................       (107,649)
                                                                                            -------------
           ENDING DEFICIT................................................................   $    (98,649)
                                                                                            =============








   The accompanying notes are an integral part of these financial statements.

                               VPN.COM JV PARTNERS
                             STATEMENT OF CASH FLOWS
               FROM INCEPTION (MARCH 6, 1999) TO DECEMBER 21, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.................................................................................    $ (107,649)
Adjustments to reconcile net loss to net cash
   used in operating activities:
Depreciation.............................................................................         5,928
   (Increase) in receivables.............................................................        (6,555)
   (Increase in Accounts payable.........................................................        41,302
   Increase in Accrued Expenses..........................................................        44,532
                                                                                             ----------
       NET CASH USED IN OPERATING ACTIVITIES                                                    (22,442)
                                                                                             ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Furniture, fixtures and
   Computers.............................................................................       (36,235)
                                                                                             ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable ..........................................................        53,416
   Equity Contributions..................................................................         5,000
                                                                                             ----------
Net cash provided by financing activities:...............................................        58,416
                                                                                             ----------
Net decrease in cash & cash
   equivalent............................................................................          (261)
CASH & CASH EQUIVALENT - BEGINNING OF THE PERIOD.........................................            --
                                                                                             ----------
   CASH & CASH EQUIVALENT (BANK OVERDRAFT) --
     END OF THE PERIOD...................................................................    $     (261)
                                                                                             ==========

SUPPLEMENTAL DISCLOSURE:
     Cash paid during the year for income tax and interest...............................    $       --
                                                                                             ==========

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY:
     The statement of cash flow does not include non-cash contribution of equity of $4,000 in form of certain equipment.





   The accompanying notes are an integral part of these financial statements.

                               VPN.COM JV PARTNERS
                          NOTES TO FINANCIAL STATEMENTS
               FROM INCEPTION (MARCH 6, 1999) TO DECEMBER 21, 1999

NOTE 1--ORGANIZATION, BASIS OF PRESENTATION & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     VPN.COM JV Partners (the "Venture"), was formed on March 6, 1999, by and between EMB Corporation (EMB) (A Hawaii Corporation) and Digital Integrated Systems, Inc. (DIS) (A Nevada Corporation), for the purposes of conducting a business of providing Network Bandwidth connectivity and termination facilities for the benefit of financial services, business and hospitality providers. The term of Joint Venture was five years from its formation date. EMB contributed 3,500,000 shares of its common stock and use of certain Furniture, fixture and computers for its 50% share of the joint venture. DIS contributed certain contractual rights and certain equipment for its 50% share of joint venture. On December 21, 1999, E-Net Financial Corporation (E-Net) acquired EMB's share in Joint venture by returning 500,000 shares of EMB which were acquired by E-Net. Also on December 21, 1999, E-Net acquired DIS's share in Joint venture for a consideration of $145,000. The Venture also returned 3,500,000 shares of EMB contributed by EMB as part of its original contribution to the Joint Venture.

CASH AND CASH EQUIVALENTS

     The Venture considered all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

OFFICE FURNITURE, FIXTURES AND COMPUTERS

     Office furniture, fixtures and computers have been recorded at cost. Expenditures for maintenance and repairs were charged to earnings as incurred; additions, renewals and betterments were capitalized. Depreciation was computed using the straight-line method over the estimated useful lives of the assets.

INCOME TAXES

     The Venture was not subject to Federal and State income taxes. The Net loss of the Venture was allocated to Venturers in accordance with their ownership percentage. Accordingly, no provision of Federal or State income taxes is provided for in these financial statements.

COSTS OF START-UP ACTIVITIES

     In April 1998, the ASEC of AICPA issued SOP No. 98-5, "Reporting on the costs of start-up activities", effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires the costs of start-up activities and organization costs to be expensed as incurred. The Venture adopted this standard in 1999 and the implementation of this standard did not have a material impact on its financial statements.

CLIENT SERVICE REVENUE AND PRODUCT SALES

     Client service revenue and product sales represents estimated net realizable amounts from clients, third-party payers and others for services rendered and products sold. Revenue was recognized when services were performed or products were delivered to the customers.

NOTE 2--OFFICE FURNITURE, FIXTURES AND COMPUTERS

     Office furniture, fixtures and computers at December 21, 1999, consisted of the following:

Furniture & fixtures............................................................................   $    6,955
Computers.......................................................................................       33,280
                                                                                                   ----------
                                                                                                   $   40,235
                                                                                                   ===========


NOTE 3--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses as of December 21, 1999, consisted of the following:

Consulting.......................................................................................    $   3,500
Telecommunication services.......................................................................       30,741
Purchase of equipment............................................................................       10,291
                                                                                                     ---------
                                                                                                     $  44,532
                                                                                                     =========


NOTE 4--NOTE PAYABLE

     The note is payable to Market Ability Inc, which is owned by E.G. Marchi, sole proprietor of the management company, VPN Communications, Inc., LLC, which managed the day to day operations of the Venture. The note is unsecured, payable on demand and carries an interest rate of 10% per year.

NOTE 5--SUBSEQUENT EVENTS

     On December 22, 1999, E-Net Financial Corporation transferred all the assets of VPN.COM JV Partners to its subsidiary, City Pacific International USA, Inc. and dissolved the Venture. On January 13, 2000, City Pacific International USA, Inc. changed its name to VPNCOM.NET.Corporation. On March 1, 2000, E-Net Financial Corporation sold its subsidiary VPNCOM.NET.Corporation to E.G. Marchi, the owner of Market Ability, Inc. and sole proprietor of the management company, VPN Communications, Inc., LLC.